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                                  AGREEMENT

   AGREEMENT dated September 1, 1994 by and between Fernando's Mobile Station, hereinafter referred to as "FMS," and Nikky D. Corporation, hereinafter referred to as "NDC."

WHEREAS:    FMS  is  desirous  of hiring NDC to provide consulting services, a
Services  Station  General  Manager,  and  a  Service  Station  Manager.

1.	FMS RESPONSIBILITY:  FMS will provide NDC a minimum of $8,200 per month and reimbursement of any other expenses paid by NDC on behalf of FMS.

2.	NDC RESPONSIBILITY:    NDC  will provide FMS with a Service Station General
Manager, and a Service Station Manager, and consulting services.

3.	TERM OF AGREEMENT:  The term of this agreement is perpetual until such time as both parties agree, in writing to terminate it.

4.	CONFIDENTIALITY:  NDC agrees that NDC will not divulge or make known to any person,  or  entity  any  matters  of a confidential nature pertaining to FMS'
business.

5.	GOVERNING LAW:  This Agreement shall be governed by and construed under the internal  laws  and  judicial  decisions of the State of Arizona applicable to contracts wholly performed therein.

6.	ATTORNEY'S FEES:    If  any litigation is commenced in connection with this
Agreement, The prevailing  party  shall be entitled to recover attorney's fees and costs.

7.	ADDITIONAL DOCUMENTS:   NDC agrees to duly execute, acknowledge and deliver
to FMS any and all agreement  and/or  other  documents necessary to expedient, in FMS' judgment, to carry our and effectuate the  purposes and intent of this
Agreement.


AGREED:


/s/
Fernando's Mobile Station
Jose F. Garcia

/s/
Nikky D. Corporation
Jose F. Garcia, President


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